TERM SHEET

This term sheet (“Term Sheet”), dated as of January 27, 2014 (the “Effective Date”), sets forth the principal terms and conditions regarding a proposed asset purchase transaction (the “Proposed Transaction’’) between Ubiquity Broadcasting Corporation, Inc., a Nevada corporation (“Ubiquity’’, or “Buyer”) and ZUUS Media, Inc. a Delaware corporation (“ZUUS” or “Seller”). Ubiquity and ZUUS shall hereinafter be known individually as a “Party” and collectively as the “Parties”.

The Parties understand and agree that this Term Sheet is not binding on the Parties, except for the obligations with respect to the Exclusivity Period and Confidentiality, which shall be binding obligations of ZUUS (in the ease of the Exclusivity Period) and of ZUUS and Ubiquity (in the case of Confidentiality) in consideration of the time and expense devoted by Ubiquity with respect to the proposed transaction. This Term Sheet is not a commitment to purchase or sell, and is conditioned upon the completion of inquiries and documentation satisfactory to the Buyer and Seller.

Background:

Ubiquity is a leading provider of next generation IP based content and services for mobile, tablet and professional and lifestyle screens. With an extensive IP portfolio, content production resources, and software development expertise. Ubiquity is positioned to deliver an exciting new class of services that blends the richness of TV with the relevance of the Internet.

ZUUS Media is a next-generation media start-up that operates ZUUS, a groundbreaking cross-platform, music video multi-channel network with curated discovery at its core. ZUUS is an expertly curated, lean-back/broadcast-style viewing experience that enables multi-tasking audiences to enjoy music video entertainment in wavs that match their lifestyle.

The purpose of the Proposed Transaction is to purchase and integrate the ZUUS business as a division or business unit within Ubiquity, leveraging the intellectual property, resources, technology and capabilities of the two businesses to optimize and grow the overall enterprise.

Purchased Assets:

All assets of ZUUS, including but not limited to all accounts receivable, tangible and intangible property (e.g., technology platform, IP, office equipment and supplies, and all other property used in connection with the ZUUS business), contracts, books and records, licenses and permits, inventory, and goodwill associated with ZUUS’s business.

Purchase Price:	Ubiquity Restricted Common Stock, having an aggregate value of $30,000,000, with the price per share to be determined on or as of the date of the closing of the purchase and sale (the “Closing Date”).

Key Personnel:	Key management personnel of Seller, including but not limited to Steve Goldstein and Roger _______ (the “Key Personnel”) shall enter into employment or consulting agreements with Ubiquity.
The Parties will explore establishing a bonus or equity incentive plan for Key Personnel and/or other executives of the new division for meeting agreed-upon sales or revenue targets.
Business Operations:

Following closing of the Proposed Transaction, the ZUUS business will be established as a new division of Ubiquity, with all applicable contracts and other assets transferred to the new division. The Key Personnel from ZUUS will perform day to day management of the ZUUS business from its existing facilities, with additional office space, legal, finance and business development resources to be provided by Ubiquity as appropriate.

Ubiquity will explore its portfolio of patents with the Key Personnel and determine which, if any, shall be licensed to the division on a no fee basis.

Ubiquity will (i) create an updated presentation of the ZUUS division/business, including the patents and financial backing of Ubiquity to aid in raising additional capital and (ii) use its commercially reasonable efforts to assist ZUUS with a fund raise of at least $10,000,000

Definitive Agreements;

The definitive agreements shall include but not be limited to an Asset Purchase Agreement, employment agreements with Key Personnel licensing agreements and any other agreements as may be necessary 10 give effect to the transactions contemplated herein and/or mutually agreed between the Parties.

Exclusivity Period:

ZUUS agrees that it shall not. directly or indirectly, approach or enter into discussions/negotiations with any third party with regard to sale of the ZUUS assets or any transaction similar to the Proposed Transaction contemplated in this Term Sheet for a period of 90 days from the effective date of this Term Sheet unless this clause is waived by Ubiquity.

Confidentiality:	Each of the Parties agrees to keep the contents hereof confidential unless there is mutual agreement to disclose certain terms, or if the Parties are required to disclose such information as required by law or for regulatory or other statutory purposes, it being understood however, that each of the Parties may disclose this Term Sheet to its directors, agents or advisors.

Ubiquity Broadcasting Corporation	Januray 30,2014

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Fees and Expenses:	Each Party shall bear its own costs, including legal, accounting, due diligence and other expenses relating to and arising out of the performance of its obligations under this Term Sheet.
Effect:	The terms of this Term Sheet are subject to legal and confirmatory due diligence, the board approval of the Ubiquity and the execution of definitive agreements mutually satisfactory to the Parties.
Governing Law:	This Term Sheet shall be governed by the laws of the State of California.

Now therefore, the Parties hereto have executed this Term Sheet as of the Effective Date.

Ubiquity Broadcasting Corporation, Inc.	ZUUS Media, Inc.

/s/ Christopher Carmichael	/s/ Steve Goldstein
Name: Christopher Carmichael	Name: Steve Goldstein
Title: CFO	Title: CEO

Ubiquity Broadcasting Corporation	Januray 30, 2014

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